Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Alsius Corporation
Brett L. Scott, 949-453-0150
Chief Financial Officer
bscott@alsius.com

WeissComm Partners
Julio Cantre, 415-946-1055
jcantre@wcpglobal.com

Alsius Corporation Reports Record Fourth Quarter and Full Year 2007 Financial Results

– Conference Call/Webcast at 4:30 p.m. Eastern Time Today –

IRVINE, Calif., March 13, 2008 -- Alsius Corporation (Nasdaq: ALUS), the worldwide leader in intravascular patient temperature management therapies, today reported on its corporate progress and financial results for the fourth quarter and year ended December 31, 2007.

Revenue for the fourth quarter of 2007 was a record $2.7 million, compared to $2.0 million in the fourth quarter of 2006.  Revenue for the full year 2007 was also a record of $9.1 million, compared to $6.0 million in 2006.  These results were due to growth in sales of intravascular temperature management systems, as well as increased sales of catheters due to the growing installed base.

“We are proud to report our strongest quarter and year in Alsius history, which is a direct result of our continued investment in developing the leading intravascular temperature management solutions,” said Bill Worthen, President and CEO of Alsius.  “Our customers are becoming increasingly aware of the importance of precise temperature management in critically ill patients and recognize the value of our technology as the right solution.  Our efforts in 2008 will be focused on continuing to develop the market for our products -- increasing awareness of the importance of temperature management and the benefits of our technology versus conventional approaches.”

Additional Fourth Quarter and Full Year 2007 Financial Results

In the fourth quarter of 2007, gross profit was $0.8 million, compared to $0.3 million in the fourth quarter of 2006.  For the full year 2007, gross profit was $1.8 million, compared to a loss of $0.2 million for the same period the prior year.

Total operating expenses in the fourth quarter of 2007 were $6.4 million compared to $3.8 million in the same period of 2006.  Included in the cost of revenue and operating expenses for the fourth quarter of 2007 were non-cash, stock compensation expenses of $1.3 million compared to $0.1 million for the fourth quarter of 2006.  Total operating expenses for the full year 2007 were $20.6 million, compared to $13.3 million in 2006.  Included in the full year 2007 expenses were non-cash, stock compensation expenses of $3.4 million, compared to $0.6 million in 2006.  The increase in total operating expenses for the fourth quarter and full year 2007 was primarily attributable to the growth in Alsius’ direct sales force and marketing activities to support worldwide market expansion.

Net loss for the fourth quarter of 2007 was $5.7 million, or $0.31 per share, compared to $4.8 million, or $0.44 per share, for the fourth quarter of 2006.  The 2007 year-end net loss was $22.2 million, or a loss per share of $1.49, compared to $17.6 million, or a loss per share of $1.60, in the same period a year ago.

Cash and cash equivalents were $24.4 million at December 31, 2007, compared to $29.5 million at September 30, 2007, and $0.6 million at December 31, 2006.  Cash used for operating activities during the fourth quarter of 2007 was $3.7 million.  In addition, the company repaid $0.8 million of debt, in the fourth quarter of 2007.  Alsius’ independent registered public accounting firm's report on the company’s financial statements for the fiscal year ended December 31, 2007 will include a going concern qualification.  The company anticipates raising capital prior to the second quarter of 2009 to support growth, consistent with its business plan.

Highlights and Accomplishments

“We believe our accomplishments in 2007 have helped us build a strong foundation for future success,” added Mr. Worthen.  “By the end of last year, approximately 560 Alsius systems had been installed at major acute care hospitals in the U.S. and abroad, with over 15,000 patients treated to date.  Not only is the list of hospitals that have expressed interest in our products growing, but many existing customers are recognizing the potential to use our technology in different areas of the hospital.  As a result, more hospitals are ordering multiple systems.”

Alsius achieved a number of key milestones last year and during the first quarter of this year, including the following:

•	Corporate Achievements

o	Closed the merger with Ithaka Acquisition Corp., in June 2007, which provided Alsius with capital to support increased sales and marketing and product development efforts.

o	Successfully completed an early warrant exercise program in January 2008, which simplified the company’s capital structure by reducing the number of outstanding warrants.

•	Sales and Marketing Momentum

o
Enhanced its sales and marketing infrastructure, including hiring a new director of U.S. sales, a corporate accounts manager, a sales manager for the Asia/Pacific region, a national service manager and a marketing manager to oversee the warming market.

o	Catheter utilization rates, or the number of catheters used per machine per month, exceeded expectations for 2007.

o	Average sale price of Alsius systems remained on target and stable.

o
Received important endorsements from major hospital group purchasing organizations representing nearly 3,000 acute care hospitals, including an exclusive three-year sales, marketing and customer service contract from Amerinet, and a three-year contract from Mid-Atlantic Group Network of Shared Services (MAGNET).

o	Initiated process to obtain regulatory approval in additional international markets, including Japan.

•	Product Expansion

o
Launched two major new products: the Thermogard XP ™ Temperature Management system, which is designed to provide an enhanced level of therapeutic cooling power; and the Quattro ™ catheter, a four-balloon heat exchange catheter that provides increased surface area and power with triple lumen central venous access.

•	Clinical Validation

o
Alsius’ products were featured in over 85 articles, abstracts and presentations in peer-reviewed journals or medical meetings around the world, including the Congress of Neurological Surgeons, the American College of Surgeons, European Burns Association, the International Hypothermia Symposium, and the Neurocritical Care Society.

o
The peer-reviewed journal, Critical Care, published a study in August comparing different cooling methods and concluded that Alsius intravascular cooling demonstrated the fastest cooling rates and was the most reliable for maintaining stable body temperature. The study evaluated Alsius intravascular temperature management, conventional (cold intravenous fluids and/or cold packs), water and air circulating blankets and water circulating gel-coated pads.

Conference Call Details

Alsius will host a conference call and webcast on March 13, 2008 at 4:30 p.m. Eastern Time. To participate in the teleconference, participants in the U.S. and Canada may call 877-440-5791 while international callers should dial 719-325-4879. No password is required for the live teleconference. To access the webcast, please go to the Investor Relations page on our website http://www.alsius.com.

A replay of the conference call webcast will be available 90 minutes after the call concludes on March 13 through March 31, 2008. For replays, dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). The replay password is 3423016. An archived copy of the webcast will also be available for a period of time in the Investor Relations tab of http://www.alsius.com.

About Alsius

Alsius, headquartered in Irvine, CA, is a commercial-stage medical device company that develops, manufactures and sells proprietary products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is becoming the standard of care for patients in select critical conditions and those undergoing a variety of surgical procedures. Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address the need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients. For more information, visit http://www.alsius.com.

Safe Harbor

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking. Such forward looking statements, based upon the current beliefs and expectations of Alsius' management, are subject to risks and uncertainties, which could cause actual results to differ significantly from those described in the forward-looking statements. The information in this release should be read in light of such risks. Additional information concerning these risks and uncertainties are contained in Alsius' filings with the Securities and Exchange Commission, which can be accessed electronically on the Securities and Exchange Commission website at http://www.sec.gov  or through the Investor Relations page on http://www.alsius.com.

--Tables to follow—

ALSIUS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006

Revenue	$2,709	$1,958	$9,114	$5,979
Cost of revenue*	1,955	1,634	7,341	6,167
Gross margin	754	324	1,773	(188)

Operating expenses:
Research and development*	1,325	868	3,920	2,948
Sales and marketing*	3,456	2,018	11,211	6,045
General and administrative*	1,646	909	5,471	4,352
Total operating expenses	6,427	3,795	20,602	13,345
Loss from operations	(5,673)	(3,471)	(18,829)	(13,533)
Other income (expense):
Interest income	270	4	708	76
Interest expense	(262)	(966)	(4,149)	(2,064)
Other income (expense)	-	(394)	35	(2,057)
Net loss	$(5,665)	$(4,827)	$(22,235)	$(17,578)
Net loss per share - basic and diluted	$(0.31)	$(0.44)	$(1.49)	$(1.60)
Weighted average shares outstanding - basic and diluted	18,253,500	10,974,100	14,873,916	10,974,100

* Stock-based compensation is included in the above amounts as follows:
Cost of revenue	$98	$6	$238	$23
Research and development	226	12	582	48
Sales and marketing	357	46	985	149
General and administrative	581	71	1,582	354
Total stock-based compensation expenses	$1,262	$135	$3,387	$574

ALSIUS CORPORATION

CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$24,427	$647
Accounts receivable, net of allowances of	2,162	1,517
$44 and $13
Inventories	6,680	2,368
Prepaid expenses	284	189
Total current assets	33,553	4,721
Property and equipment, net	1,034	360
Evaluation equipment, net	673	636
Other assets	342	523
TOTAL	$35,602	$6,240

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,732	$2,361
Accrued liabilities	1,916	1,785
Current portion of long-term debt	3,200	9,318
Current portion of capital lease obligations	25	20
Total current liabilities	7,873	13,484
Long-term debt-less current portion	3,569	1,343
Warrant liabilities and embedded derivatives	-	5,030
Capital lease obligations, less current portion	82	95
Other liabilities	66	-

Commitments and contingencies
Redeemable convertible preferred stock	-	46,643

Shareholders' equity (deficit):

Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized: 18,253,500 shares issued and outstanding at December 31, 2007	2	-
Common stock, no par value, 20,000,000 shares authorized: 78,942 shares issued and outstanding at December 31, 2006	-	16,430
Additional paid-in capital	122,237	-
Deferred stock-based compensation	-	(793)
Accumulated deficit	(98,227)	(75,992)
Total shareholders' equity (deficit)	24,012	(60,355)
TOTAL	$35,602	$6,240

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